Exhibit 99.1

News Release

INTERDIGITAL FILES NEW COMPLAINT AGAINST HUAWEI, NOKIA, SAMSUNG AND ZTE WITH U.S. INTERNATIONAL TRADE COMMISSION

Company Seeks Importation Ban for 3G and 4G Wireless Products that
Infringe on U.S. Patents

WILMINGTON, DE, January 2, 2013 — InterDigital, Inc. (NASDAQ: IDCC) today announced that its wholly owned subsidiaries InterDigital Communications, Inc., InterDigital Technology Corporation, IPR Licensing, Inc. and InterDigital Holdings, Inc. (collectively, “InterDigital”) filed a complaint with the U.S. International Trade Commission (“USITC”) against Huawei Technologies Co., Ltd., Futurewei Technologies, Inc. d/b/a Huawei Technologies (USA), Huawei Device USA, Inc., Nokia Corporation, Nokia, Inc., Samsung Electronics Company, Ltd., Samsung Electronics America, Inc., Samsung Telecommunications America, LLC, ZTE Corporation and ZTE (USA), Inc. (collectively, “Respondents”) alleging that they engaged in unfair trade practices by selling for importation into the United States, importing into the United States and/or selling after importation into the United States certain 3G and 4G wireless devices (including WCDMA-, cdma2000- and LTE-capable mobile phones, USB sticks, mobile hotspots, laptop computers and tablets, and components of such devices) that infringe up to seven of InterDigital’s U.S. patents (the “Asserted Patents”). The action also extends to certain WCDMA and cdma2000 devices incorporating WiFi functionality.

“Wireless technology continues to advance at tremendous speed based on the contributions that InterDigital and others have made to core connectivity technology. For InterDigital, that effort represents roughly one billion dollars of research and development involving hundreds of wireless engineers over decades. While the vast majority of our dozens of licensees recognize our contributions and choose to license our portfolio based on discussions alone, in some cases we’re forced to resort to legal action,” said Lawrence F. Shay, President of InterDigital’s patent holding subsidiaries.

InterDigital’s complaint with the USITC seeks an exclusion order that would bar from entry into the United States infringing 3G or 4G wireless devices (and components), including LTE devices, that are imported by or on behalf of Respondents, and also seeks a cease and desist order to bar further sales of infringing products that have already been imported into the United States. Under its rules, the USITC has thirty days from the filing of the complaint to decide whether to formally institute an investigation. Certain of the Asserted Patents have been asserted against Nokia, Huawei and ZTE in earlier USITC proceedings, including the pending USITC investigation initiated by InterDigital in July 2011, and therefore are not being asserted against those Respondents in this new complaint.

InterDigital also filed parallel actions in the United States District Court for the District of Delaware alleging that Respondents’ same 3G and 4G wireless devices infringe the same Asserted Patents identified in the USITC complaint. The Delaware complaints seek a permanent injunction and compensatory damages in an amount to be determined, as well as enhanced

-more-

Exhibit 99.1

damages based on willful infringement, and recovery of reasonable attorneys’ fees and costs. If the USITC institutes the investigation referenced above, Respondents will have a statutory right (but not the obligation) to stay the Delaware District Court proceeding pending a final determination in the USITC.

About InterDigital®

InterDigital develops fundamental wireless technologies that are at the core of mobile devices, networks, and services worldwide. We solve many of the industry’s most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world’s leading wireless companies. Founded in 1972, InterDigital is listed on NASDAQ and is included in the S&P MidCap 400® index.

InterDigital is a registered trademark of InterDigital, Inc.

For more information, visit: www.interdigital.com.

###

Contact: Patrick Van de Wille Email: patrick.vandewille@interdigital.com +1 (858) 210-4814

-more-